Exhibit 99.1

COBALT INTERNATIONAL ENERGY, INC.

Inducement Restricted Stock Award Agreement

You have been granted restricted stock (this “Award”) on the following terms and subject to the provisions of Attachment A. In the event of a conflict among the provisions of this Award Agreement (including Attachment A, this “Agreement”) and any descriptive materials provided to you, the provisions of this Agreement will prevail.

Participant	Timothy J. Cutt

Number of Shares Underlying Award	2,985,074 Shares (to the extent not vested as of any applicable date, the “Restricted Shares”)

Grant Date	July 5, 2016

Vesting	Subject to Section 4 of Attachment A, the Award shall vest with respect to one-third (1/3) of the underlying Restricted Shares on each of: July 2, 2017, July 2, 2018 and July 2, 2019 (each, a “Scheduled Vesting Date”) if the Participant does not experience a Termination of Service at any time prior to the applicable Scheduled Vesting Date.

Attachment A

Restricted Stock Award Agreement

Terms and Conditions

Grant to: Timothy J. Cutt

Section 1. Grant of Restricted Stock Award. Subject to the terms and conditions of this Agreement, Cobalt International Energy, Inc. (the “Company”) hereby grants Restricted Shares to the Participant on the Grant Date on the terms set forth on the cover page of this Agreement, as more fully described in this Attachment A.

Section 2. Definitions

(a) “Act” means the Securities Exchange Act of 1934, as amended.

(b) “Affiliate” means (i) any entity that, directly or indirectly, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

(c) “Beneficiary” means a person entitled to receive payments or other benefits or exercise rights that are available under this Agreement in the event of the Participant’s death. If no such person is named by the Participant, or if no Beneficiary designated by the Participant is eligible to receive payments or other benefits or exercise rights that are available under this Agreement at the Participant’s death, the Participant’s Beneficiary shall be the Participant’s estate.

(d) “Board” means the board of directors of the Company.

(e) “Cause” means “cause” as defined in the Severance Benefit Agreement.

(f) “Change in Control” means the occurrence of any one or more of the following events:

(i) any “person” (as defined in Section 13(d) of the Act), other than an employee benefit plan or trust maintained by the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s outstanding securities entitled to vote generally in the election of directors;

(ii) at any time during a period of 12 consecutive months, individuals who at the beginning of such period constituted the Board and any new member of the Board whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was so approved, cease for any reason to constitute a majority of members of the Board; or

(iii) the consummation of (A) a merger or consolidation of the Company or any of its subsidiaries with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) at least 50% of the combined voting power and total fair market value of the securities of the Company or such surviving entity or parent outstanding immediately after such merger or consolidation, or (B) any sale, lease, exchange or other transfer to any person (other than an Affiliate of the Company) of assets of the Company and/or any of its subsidiaries, in one transaction or a series of related transactions, having an aggregate fair market value of more than 50% of the fair market value of the Company and its subsidiaries (the “Company Value”) immediately prior to such transaction(s), but only to the extent that, in connection with such transaction(s) or within a reasonable period thereafter, the Company’s stockholders receive distributions of cash and/or assets having a fair market value that is greater than 50% of the Company Value immediately prior to such transaction(s).

Notwithstanding the foregoing, in no event shall a Change in Control be deemed to have occurred with respect to the Participant if the Participant is part of a “group” within the meaning of Section 13(d)(3) of the Act that consummates the Change in Control transaction. In addition, for purposes of the definition of Change in Control, a person engaged in business as an underwriter of securities shall not be deemed to be the beneficial owner of, or to beneficially own, any securities acquired through such person’s participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.

(h) “Committee” means the Compensation Committee of the Board or such other committee as may be designated by the Board. If the Board does not designate the Committee, references herein to the “Committee” shall refer to the Board.

(i) “Disability” means “disability” as defined in the Severance Benefit Agreement.

(j) “Good Reason” means “good reason” as defined in the Severance Benefit Agreement.

(k) “Lock Up Agreement” means any agreement between the Company or any of its Affiliates and the Participant that provides for restrictions on the transfer of Shares held by the Participant.

(l) “Participant” means the recipient of this Award.

(m) “Severance Benefit Agreement” means the Severance Benefit Agreement, dated May 30, 2016, between the Participant and the Company.

(n) “Shares” means shares of the Company’s common stock, par value $0.01.

(o) “Termination of Service” means cessation of the employment relationship such that the Participant is no longer an employee of the Company or an Affiliate; provided, however, that the transfer of employment from the Company to an Affiliate, from an Affiliate to the Company, from one Affiliate to another Affiliate or, unless the Committee determines otherwise, the cessation of employee status but the continuation of the performance of services for the Company or an Affiliate as a director of the Board or an independent contractor shall not be deemed a cessation of service that would constitute a Termination of Service; provided, further, that a Termination of Service will be deemed to occur if the Participant is employed by an Affiliate when an Affiliate ceases to be an Affiliate unless the Participant’s employment continues with the Company or another Affiliate.

Section 3. Issuance of Shares.

(a) The Restricted Shares shall be evidenced by book-entry registration; provided, however, that the Committee may determine that the Restricted Shares shall be evidenced in such other manner as it deems appropriate, including the issuance of a stock certificate or certificates. In the event that any stock certificate is issued in respect of the Restricted Shares, such certificate shall (i) be registered in the name of the Participant, (ii) bear an appropriate legend referring to the terms, conditions and restrictions applicable to the Restricted Shares and (iii) be held in custody by the Company.

(b) Voting Rights. The Participant shall have voting rights with respect to the Restricted Shares.

(c) Dividends. All cash and other dividends and distributions, if any, that are paid with respect to any Restricted Shares shall be withheld by the Company and paid to the Participant, without interest, only when, and if, the Restricted Shares become vested in accordance with this Agreement.

(d) Transferability. Unless and until the Restricted Shares become vested in accordance with this Agreement, the Restricted Shares shall not be assigned, sold, transferred or otherwise be subject to alienation by the Participant, except to the Participant’s Beneficiary by the laws of descent and distribution as a result of the Participant’s death.

(e) Section 83(b) Election. If the Participant chooses, the Participant may make an election under Section 83(b) of the Code with respect to the Restricted Shares, which would cause the Participant currently to recognize income for U.S. federal income tax purposes in an amount equal to the excess (if any) of the fair market value of the Restricted Shares (determined as of the Grant Date) over the amount, if any, that the Participant paid for the Restricted Shares, which excess will be subject to U.S. federal income tax. The form for making a Section 83(b) election is attached as Attachment B. The Participant acknowledges that (i) the Participant is solely responsible for the decision whether or not to make a Section 83(b) election, and the Company is not making any recommendation with respect thereto, (ii) it is his sole responsibility to timely file the Section 83(b) election within 30 days after the Grant Date, if the Participant decides to make such election, and (iii) if the Participant does not make a valid and timely Section 83(b) election, the Participant will be required to recognize ordinary income at the time of vesting on any future appreciation on the Restricted Shares.

(f) Withholding Requirements. The Company may withhold any tax (or other governmental obligation) that becomes due with respect to the Restricted Shares (or any dividend or distribution thereon), and the Participant shall make arrangements satisfactory to the Company to enable the Company to satisfy all such withholding requirements. Notwithstanding the foregoing, the Committee may permit, in its sole discretion, the Participant to satisfy (at the Participant’s election) any such withholding requirement by transferring to the Company pursuant to such procedures as the Committee may require, effective as of the date on which a withholding obligation arises, a number of vested Shares owned and designated by the Participant having an aggregate fair market value as of such date that is equal to the minimum amount required to be withheld and/or cash in such amount. If the Committee permits the Participant to satisfy (at the Participant’s election) any such withholding requirement pursuant to the preceding sentence, the Company shall remit to the Internal Revenue Service and appropriate state and local revenue agencies, for the credit of the Participant, an amount of cash withholding equal to the fair market value of the Shares and/or cash transferred to the Company as provided above.

Section 4. Vesting of Restricted Shares.

(a) Termination of Service.

(i) Death or Disability. In the event of the Participant’s Termination of Service at any time due to the Participant’s death or Disability, the Restricted Shares shall fully vest as of the date of such termination.

(ii) Termination Without Cause or for Good Reason. In the event of the Participant’s Termination of Service without Cause or for Good Reason, the Restricted Shares shall be treated as set forth in Section 2.3 of the Severance Benefit Agreement.

(iii) Any Other Termination of Service. In the event of the Participant’s Termination of Service at any time for any reason (other than due to the Participant’s death or Disability or termination without Cause or for Good Reason), the Restricted Shares shall be forfeited in their entirety as of the date of such termination without any payment to the Participant.

(iv) Committee Discretion. Notwithstanding the foregoing, in the event of the Participant’s Termination of Service other than by the Company for Cause, the Committee may, in its sole discretion, accelerate the vesting or waive any term or condition of this Agreement, subject to such terms and conditions as the Committee deems appropriate, with respect to all or a portion of the Restricted Shares.

(b) Change in Control.

(i) The Restricted Shares shall not vest in connection with a Change in Control unless such Change in Control is accompanied by a “double trigger event”. For this purpose, a “double trigger event” occurs in connection with a Change in Control if (A) the Restricted Shares are not appropriately assumed nor an equivalent award substituted by the surviving, continuing, successor or purchasing company or other business entity or parent thereof, as the case may be, (B) cash or cash equivalents are the sole or primary form of consideration to be received by the Company’s shareholders, or (C) at the time of or following the Change in Control, the Participant incurs a termination of employment without Cause or for Good Reason, or within two years following the Change in Control, subject to the Company’s right to cure (as expressed in the definition of “Good Reason”), the Participant incurs a termination of employment for Good Reason.

(ii) Upon a Change in Control “double trigger event”, the restriction period shall lapse the Restricted Shares shall fully vest immediately upon the occurrence of the double trigger event.

(c) Effect of Vesting. Subject to the provisions of this Agreement, upon the vesting of Restricted Shares, the restrictions under this Award with respect to such Shares shall lapse, and subject to any applicable Lock Up Agreement, or requirement to comply with non-competition covenants, such Shares shall be fully assignable, saleable and transferable by the Participant, and the Company shall deliver such Shares, along with any dividends and other distributions that were paid with respect to such Shares but withheld pending vesting, to the Participant.

Section 5. Miscellaneous Provisions.

(a) Notices. All notices, requests and other communications under this Agreement shall be in writing and shall be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission, as follows:

if to the Company, to:

Cobalt International Energy, Inc.

Cobalt Center

920 Memorial City Way, Suite 100

Houston, TX 77024

Attention: General Counsel

Facsimile: 713-579-9184

if to the Participant, to the address that the Participant most recently provided to the Company,

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed received on the next succeeding business day in the place of receipt.

(b) Entire Agreement. This Agreement and any other agreements referred to herein and therein, including the Severance Benefit Agreement, and any schedules, exhibits and other documents referred to herein or therein, constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.

(c) Amendment; Waiver. No amendment or modification of any provision of this Agreement shall be effective unless signed in writing by or on behalf of the Company and the Participant, except that the Company may amend or modify the Agreement without the Participant’s consent in accordance with the provisions set forth in this Agreement. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate this Award, prospectively or retroactively, without the consent of the Participant or holder or Beneficiary of this Award; provided, however, that no such action shall materially adversely affect the rights of the Participant or holder or Beneficiary under this Award, except to the extent any such action is made to cause the Award to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature. Any amendment or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

(d) Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Participant.

(e) Successors and Assigns; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(f) Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(g) Participant Undertaking. The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or give effect to any of the obligations or restrictions imposed on either the Participant or the Restricted Shares pursuant to the provisions of this Agreement.

(i) Governing Law. The Agreement shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.

(j) Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its affiliates or against any party or any of its affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on each party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5(a) shall be deemed effective service of process on such party.

(k) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(l) Adjustment. In the event that the Committee determines that, as a result of any dividend or other distribution (whether in the form of cash, Shares or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, issuance of Shares pursuant to the anti-dilution provisions of securities of the Company, other similar corporate transaction or event affecting the Shares, or changes in applicable laws, regulations or accounting principles, an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Committee shall adjust equitably the number and type of Shares (or other securities) subject to this Agreement.

(m) Administration. This Agreement shall be administered by the Committee. All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, its shareholders and Participants and any Beneficiaries thereof. The Committee may issue rules and regulations for administration of this Agreement. It shall meet at such times and places as it may determine.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

COBALT INTERNATIONAL ENERGY, INC.

By:
	Name:	Jeffrey A. Starzec
	Title:	Executive Vice President and General Counsel

Timothy J. Cutt

Attachment B

SECTION 83(b) ELECTION

This statement is being made under Section 83(b) of the Internal Revenue Code, pursuant to Treas. Reg. Section 1.83-2.

(1)	The taxpayer performing the services is:

Name:

Address:

Social Security Number:

(2)	The property with respect to which the election is being made is shares (the “Restricted Shares”) of common stock, par value $.01 per share, of Cobalt International Energy, Inc. (the “Company”)

(3)	The Restricted Shares were transferred on .

(4)	The taxable year in which the election is being made is the calendar year .

(5)	The Restricted Shares are not transferable and are subject to a substantial risk of forfeiture within the meaning of Section 83(c)(1) of the Internal Revenue Code until and unless specified conditions are satisfied or a specified event occurs, in each case as set forth in the Restricted Stock Award Agreement pursuant to which the Restricted Shares were issued.

(6)	The fair market value of the Restricted Shares at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $ per share.

(7)	The amount paid by the taxpayer for the Restricted Shares is $ per share.

(8)	A copy of this statement has been furnished to the Company, for whom the taxpayer will be performing services underlying the transfer of the Restricted Shares.

(9)	This statement is executed on .

Spouse (if any)	Taxpayer

This statement must be filed with the Internal Revenue Service Center with which you filed your last U.S. federal income tax return within 30 days after the grant date of the Restricted Stock Award Agreement. This filing should be made by registered or certified mail, return receipt requested. You are also required to (i) deliver a copy of this statement to the Company and (ii) attach a copy of this statement to your federal income tax return for the taxable year that includes the grant date (and may also be required to attach a copy of this statement to your state income tax return for such year). You should also retain a copy of this statement for your records.